                                   EXHIBIT 20


PSYCHIATRIC SOLUTIONS, INC.
PSI


CONTACT:
Joey A. Jacobs
President and Chief Executive Officer
(615) 312-5700


          PSYCHIATRIC SOLUTIONS REPORTS THIRD-QUARTER FINANCIAL RESULTS

                          ----------------------------

   EARNS $0.35 PER DILUTED SHARE YEAR-TO-DATE ON FULLY TAXED PRO FORMA BASIS,
                          EXCLUDING NONRECURRING GAINS

                          ----------------------------

                   REAFFIRMS FULL-YEAR 2002 EARNINGS GUIDANCE

FRANKLIN, Tenn. (November 11, 2002) - Psychiatric Solutions, Inc. ("PSI") (Nasdaq: PSYS) today announced financial results for the third quarter and nine months ended September 30, 2002.

         For the third quarter, revenue was $32,280,000, an increase of 224.6% from $9,944,000 for the third quarter of 2001. EBITDA (earnings before interest, taxes, depreciation and amortization) was $3,695,000, up 147.5% from $1,493,000. Income from continuing operations for the quarter increased 104.8% to $1,606,000 from $784,000 for the third quarter of 2001. Earnings per diluted share from continuing operations rose 46.7% to $0.22 for the third quarter of 2002 from $0.15 for the comparable period last year.

         For the first nine months of 2002, revenue increased 220.9% to $78,090,000 from $24,338,000 for the same prior-year period. EBITDA rose 129.7% to $8,896,000 from $3,873,000. Income from continuing operations for the latest nine months increased 110.3% to $3,218,000 from $1,530,000 for the same period last year. Income from continuing operations per diluted share for the quarter was $0.54, up 74.2% from $0.31 per diluted share for the first nine months of 2001.

         PSI's fully taxed pro forma net income, excluding nonrecurring items, was $2,819,000, or $0.35 per diluted share, for the first nine months of 2002, and pro forma EBITDA was $11,883,000. Fully taxed pro forma results assume both that PSI's mergers with PMR Corporation and with Riveredge Hospital, which were effective August 5, 2002 and July 1, 2002, respectively, were effective January 1, 2002, and that PSI paid income tax using an effective rate of 40%. The nonrecurring items include a nonrecurring gain of $1,964,000 ($1,178,000 after tax) in recoveries of allowance for doubtful accounts from PMR's collection of fully reserved accounts receivable and a nonrecurring gain of $609,000 ($365,000 after tax) related to PMR's sales of assets prior to the merger with PSI. For more information on PSI's pro forma results, please see Unaudited Pro Forma Results on page 3.

         Commenting on the announcement, Joey Jacobs, president and chief executive officer of PSI, said, "We are pleased to report significant profitable growth for the third quarter of 2002. Consistent with our strategic objective of becoming a leading provider of inpatient psychiatric services, the increase in our third-quarter revenue was primarily driven by the expansion of our hospital business to five freestanding psychiatric hospitals at the end of the third quarter from two at the same time in 2001. Having completed the purchases of two of these hospitals on September 1, 2001, one on November 1, 2001, one on December 1, 2001, and one on July 1, 2002, we anticipate that our results for the fourth quarter will also benefit from full-quarter operation of the five hospitals relative to the comparable quarter last year.


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
PSYS Reports Third-Quarter Results
Page 2
November 11, 2002



         "Based on PSI's performance for the third quarter and year-to-date, as well as our expectations for the fourth quarter, we reaffirm our previously announced guidance for full-year 2002 pro forma earnings per diluted share, excluding nonrecurring items, of $0.40 to $0.48, assuming no additional acquisitions of psychiatric hospitals. We also continue to expect growth in earnings per diluted share for 2003 in excess of 15%, also assuming no additional acquisitions. We intend to achieve these estimates primarily by producing internal growth within our existing hospital operations. As we have begun to demonstrate with our initial hospital acquisitions, we believe we have significant prospects for expanding revenue and profit at these facilities through introducing new programs, implementing enhanced marketing and attracting additional physicians to the facilities. In addition, we also expect to selectively grow our psychiatric unit management business through new contracts with general acute care hospitals.

         "While our guidance for 2002 and 2003 excludes the impact of additional psychiatric hospital acquisitions, we are continuing to pursue a focused external growth strategy designed to expand our ownership of psychiatric hospitals through acquisitions. We believe the industry environment - with a large population of insured beneficiaries in the U.S., increasing demand for psychiatric services and rising reimbursement rates - remains favorable for further industry consolidation. We also believe PSI has the management capabilities and financial position to continue to implement its acquisition strategy as the primary vehicle for achieving its long-term goal of becoming the country's leading provider of inpatient psychiatric services."

         This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding intent, belief or current expectations of PSI and its management. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause PSI's actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that might cause such differences include, but are not limited to: (1) potential competition which alters or impedes PSI's acquisition strategy by decreasing PSI's ability to acquire additional hospitals on favorable terms; (2) the ability of PSI to improve the operations of acquired hospitals; (3) the ability to maintain favorable and continuing relationships with physicians who use PSI's facilities;
(4) the limited operating history of PSI; (5) the ability to receive timely additional financing on terms acceptable to PSI to fund PSI's acquisition strategy and capital expenditure needs; (6) risks inherent to the healthcare industry, including the impact of unforeseen changes in regulation, reimbursement rates from federal and state healthcare programs or managed care companies and exposure to claims and legal actions by patients and others; and
(7) potential difficulties in integrating the operations of PSI with PMR. The forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI's joint proxy statement/prospectus on Form S-4, dated July 11, 2002, under the caption "Risk Factors." A copy of the Form S-4 may be obtained from the Public Reference Branch of the SEC at 450 Fifth Street NW, Washington, DC at prescribed rates. PSI undertakes no obligation to update any forward-looking statements, whether as a result of news information, future events or otherwise.

         Psychiatric Solutions, Inc. offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its ownership and operation of freestanding psychiatric inpatient hospitals and its management of psychiatric units within general acute care hospitals owned by others. At September 30, 2002, PSI owned and operated five freestanding hospitals and managed 48 psychiatric units.



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
PSYS Announces Third-Quarter Results
Page 3
November 11, 2002


    UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF EARNINGS
                        OF PMR AND PSYCHIATRIC SOLUTIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2002
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             PSI          HISTORICAL       PRO FORMA            PRO FORMA
                                                         PRO FORMA(1)        PMR          ADJUSTMENTS            COMBINED
                                                         ------------     ----------      -----------           ---------
Revenue                                                  $     92,242     $   13,011      $       --            $ 105,253
                                                         ------------     ----------      ----------            ---------

Expenses:
    Salaries, wages and employee benefits                      52,265          1,513              --               53,778
    Professional fees                                          11,555          1,814          (1,044)(2)           12,325
    Rentals and leases                                            689            264              --                  953
    Other operating expenses                                   14,533          9,532              --               24,065
    Provision for (recovery of) doubtful accounts               2,249         (1,964)             --                  285
    Depreciation and amortization                               1,362            181              --                1,543
    Special charge                                                 --          1,425           (2,034)(3)            (609)
                                                         ------------     ----------      -----------           ---------
        Total expenses                                         82,653         12,765           (3,078)             92,340
Interest expense                                               (5,638)            (4)              --              (5,642)
Other income - interest                                            --            209             (209)(4)              --
                                                         ------------     ----------      -----------           ---------

Earnings from continuing operations before taxes                3,951            451            2,869               7,271
Provision (benefit) for taxes                                      66         (3,255)                 (5)          (3,189)
                                                         ------------     ----------      -----------           ---------
Net earnings from continuing operations                  $      3,885     $    3,706      $     2,869           $  10,460
                                                         ============     ==========      ===========           =========

Net earnings per common share from continuing operations:

        Basic                                            $       0.50     $     0.48                            $    1.36
                                                         ============     ==========                            =========
        Diluted (6)                                      $       0.48     $     0.46                            $    1.26
                                                         ============     ==========                            =========
Shares used in computing earnings per share:
    Basic                                                       7,704          7,704                                7,704
    Diluted (6)                                                 8,528          8,528                                8,528

ADJUSTED PRO FORMA COMBINED

Net earnings from continuing operations                                                                         $   7,271
    Collection of accounts receivable                                                                              (1,964)
    Gain on sale of assets                                                                                           (609)
                                                                                                                ---------
Net earnings from continuing operations, excluding nonrecurring items                                               4,699
    Income taxes at 40%                                                                                             1,880
                                                                                                                ---------
Fully taxed net earnings from continuing operations, excluding nonrecurring items                               $   2,819
                                                                                                                =========
Fully taxed net earnings from continuing operations, excluding nonrecurring items
    per diluted share(7)                                                                                        $    0.35
                                                                                                                =========
Shares used in computing diluted earnings per share(7)                                                              8,106

(1) Includes 6 months pro forma income statement for Riveredge Hospital, acquired effective 7/1/02.

(2) To eliminate merger transaction related costs incurred in the 3rd quarter.

(3) To eliminate the effect of severance payments to former PMR employees made as a result of the PSI acquisition.

(4) To reflect lost interest income due to reduction in cash, cash equivalents and short-term investments balances.

(5) PMR tax net operating loss carryforwards will be subject to limitation under change in ownership provisions of Internal Revenue Code Section 382 and, as a result, the ability to recognize the tax net operating losses will be dependent upon future earnings of the company.

(6) Diluted earnings per share is increased by convertible interest of $243 for the nine-month period, divided by diluted weighted average shares outstanding. Diluted weighted average shares outstanding includes the dilutive effect of convertible debt, stock options and warrants outstanding.

(7) Convertible debt becomes anti-dilutive when non-recurring items are excluded.


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
PSYS Reports Third-Quarter Results
Page 4
November 11, 2002


                          PSYCHIATRIC SOLUTIONS, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (UNAUDITED, IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)


                                                    THREE MONTHS ENDED         NINE MONTHS ENDED
                                                       SEPTEMBER 30,             SEPTEMBER 30,
                                                   --------------------      --------------------
                                                     2002        2001          2002         2001
                                                   -------      -------      -------      -------
Revenue                                            $32,280      $ 9,944      $78,090      $24,338

Salaries, wages and employee benefits               17,131        5,762       44,625       14,277
Professional fees                                    3,897        1,619       10,284        3,882
Supplies                                             1,432          231        3,664          335
Rentals and leases                                     260           87          637          175
Other operating expenses                             5,037          570        8,314        1,471
Provision for bad debts                                903          182        2,038          325
Depreciation and amortization                          425          265        1,222          734
Interest expense                                     1,589          444        4,088        1,609
                                                   -------      -------      -------      -------
                                                    30,674        9,160       74,872       22,808
                                                   -------      -------      -------      -------
Income from continuing operations                    1,606          784        3,218        1,530
Income from discontinued operations                   --          1,429         --          1,645
                                                   -------      -------      -------      -------
Net income                                         $ 1,606      $ 2,213      $ 3,218      $ 3,175
                                                   =======      =======      =======      =======

Earnings per common share from
     continuing operations:
     Basic                                         $  0.24      $  0.16      $  0.58      $  0.31
                                                   =======      =======      =======      =======
     Diluted(1)                                    $  0.22      $  0.15      $  0.54      $  0.31
                                                   =======      =======      =======      =======

Earnings per common share from
     discontinued operations:
     Basic                                         $  --        $  0.29      $  --        $  0.33
                                                   =======      =======      =======      =======
     Diluted                                       $  --        $  0.25      $  --        $  0.28
                                                   =======      =======      =======      =======

Earnings per common share:
     Basic                                         $  0.24      $  0.44      $  0.58      $  0.63
                                                   =======      =======      =======      =======
     Diluted(1)                                    $  0.22      $  0.40      $  0.54      $  0.60
                                                   =======      =======      =======      =======

Shares used in computing per share amounts:
     Basic                                           6,687        4,997        5,563        5,015
     Diluted(2)                                      7,561        5,678        5,934        5,697

(1) Diluted earnings per share is increased by convertible interest of $81 for the third quarter of 2002 and 2001 and $243 for the first nine months of 2001, divided by diluted weighted average shares outstanding.

(2) Diluted weighted average shares outstanding includes the dilutive effect of convertible debt, stock options and warrants outstanding.






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
PSYS Reports Third-Quarter Results
Page 5
November 11, 2002


                           PSYCHIATRIC SOLUTIONS, INC.
                           SELECTED BALANCE SHEET DATA
                            (UNAUDITED, IN THOUSANDS)


                                                SEPTEMBER 30,      December 31,
                                                    2002               2001
                                                -------------      ------------
Cash                                               $ 2,862          $  1,262
Working capital                                      2,405            (3,624)
Total assets                                        87,049            54,294
Long-term debt, less current portion                34,989            20,951
Total stockholders' equity                          29,345             9,238






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